Exhibit 99.1

KIMBALL INTERNATIONAL BEGINS INVESTOR ROAD SHOWS
AS FOCUSED FURNITURE COMPANY;
Discussions to Include Unification of Class A and B Stock
Kimball International, Inc. (NASDAQ: KBALB) (“Kimball International” or the “Company”), an Indiana-based manufacturer, today announced that it will begin making presentations to the equity investment community in anticipation of the completion of the Company’s spin-off of its Electronic Manufacturing Services (EMS) segment on October 31, 2014. Leading the meetings will be Bob Schneider, anticipated post-spin Chief Executive Officer and Chairman, Michelle Schroeder, anticipated post-spin Chief Financial Officer, and Dennis Gerber, anticipated post-spin Treasurer and Director of Investor Relations.
The Company’s road show presentation will be available for review on the investor relations pages of the Kimball International website at www.kimball.com.
Kimball International will continue to operate its furniture business post-spin under the Kimball brand names of Kimball Office, National Office Furniture and Kimball Hospitality. Kimball International plans to change its NASDAQ trading ticker symbol from KBALB to KBAL as of the first trading day after completion of the spin on October 31, 2014.

About Kimball International:
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball International employees know they are part of a corporate culture that builds success for customers while enabling employees to share in the Company’s success through personal, professional and financial growth.
Kimball International is a diversified global manufacturer and marketer, providing a variety of products from its two business segments: the Furniture segment and the Electronic Manufacturing Services segment. Upon completion of the spin-off of its subsidiary, Kimball Electronics, Inc., the Furniture segment will be the sole segment comprising the Company. The Furniture segment provides an extensive and growing selection of furniture for the office and hospitality industries, sold under the Company’s family of brand names: Kimball Office, National Office Furniture, and Kimball Hospitality.
To learn more about Kimball International, Inc., visit the Company’s website on the Internet at: www.kimball.com

“Kimball International … We Build Success!”